Exhibit 10.30
January 26, 2010
Ted W. Love, M.D.
5 Via Delizia
Hillsborough, CA 94010
Dear Ted,
On behalf of Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”) it is a great pleasure to extend you an offer of employment as Executive Vice President, Head of Research and Development on the following terms:
Salary: Your semi-monthly salary will be $20,208.33 totaling $485,000 per year, less required deductions and withholdings. Any future increases will be awarded on the basis of performance.
Bonus: You will be eligible, at the end of each year, to receive an annual bonus amount of up to 50% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. Onyx shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.
At Onyx, our salary merit increases and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and October 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be prorated for the actual amount of service you provide during that calendar year. If you join Onyx after October 1 of any calendar year, you will not be considered eligible for a salary merit increase or bonus for that year.
Stock: On your start date, you will be granted an option to purchase 115,500 shares of Onyx common stock with an exercise price equal to the market price on your start date. The option will be issued under the Company’s 2005 Equity Incentive Plan and pursuant to the Company’s standard Option Agreement. Subject to your continued service with the Company, these options will become exercisable as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four year vesting period.

Ted W. Love, M.D.

Additionally, on your start date you will be awarded a restricted stock award of 16,500 shares of Onyx common stock. Subject to your continued service with the Company, the shares subject to the restricted stock award shall vest in a series of three (3) successive equal annual installments over the three-year period commencing from the grant date. In the event you are the subject of a “Covered Termination” (as defined in the Company’s Executive Severance Benefit Plan, in the form enclosed with this letter (the “Severance Benefit Plan”)) which occurs within twenty-four (24) months following the effective date of a “Change of Control,” but prior to the final vesting date of this restricted stock award, the vesting of this restricted stock award shall be accelerated in full. For these purposes, a “Change in Control” means one or more of the following (a) there is consummated a sale or other disposition of all or substantially of assets of the Company (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale); (b) any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; or (c) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction.
Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, short-term and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.
This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as, Onyx’s successful completion of your references and background check. In consideration of your employment, you also agree to conform to the rules and standards of the Company. Once you begin your employment, you will be eligible to become a participant under the Severance Benefit Plan which sets forth the terms of the severance benefits to which you will be entitled under certain circumstances.

Ted W. Love, M.D.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date.
Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice. This letter when signed by you, will constitute the agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral. No employee or representative of the Company, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing. Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly expressly specifies the intent of doing so.
We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.
If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Confidential Information and Inventions Assignment Agreement to Judy Batlin.
Should you have any questions regarding the provisions of employment, please contact me at (510) 597-6544.
Sincerely,
/s/ Judy Batlin
Judy Batlin
VP, Organizational Learning, Development & Human Resources
I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Ted W. Love	1/28/10	2/1/10

Accepted (signature)	Date	Start Date